                                                                     EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT


                                    between



                         WILLIAM E. ADAMS, INC., d/b/a
                                  HomeCare USA
                                   as Seller


                                      and



                           AMERICAN HOMEPATIENT, INC.
                                    as Buyer

                               TABLE OF CONTENTS


ARTICLE I.  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2     Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.3     Assumed Contracts, Leases and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II.  RECEIVABLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

         2.1     Transfer of Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.2     Application of Collections; Collection of Receivables and Retained Receivables . . . . . . . . . . .   5

ARTICLE III. PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

         3.1     Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.2     Interest on Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.3     Allocation of Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . .   7

         4.1     Organization, Qualification and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.2     Absence of Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.3     Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.4     Operations Since September 30, 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.5     Employment Discrimination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.6     Licenses and Permits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.7     Medicare, Medicaid and Other Third-Party Payors. . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.8     Compliance with Zoning, Land Use and Other Laws. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.9     Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.10    Leases and Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.11    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.12    Miscellaneous Representations Relating to Real Estate. . . . . . . . . . . . . . . . . . . . . . . .  14
         4.13    Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.14    Seller's Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.15    Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.16    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.17    Broker's or Finder's Fee.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.18    Conflicts of Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.19    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         4.20    Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.21    Motor Vehicles.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.22    Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.23    Compliance with Healthcare and Other Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.24    Condition of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.25    WARN Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.26    Tax Returns; Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         5.1     Organization, Qualification and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2     Absence of Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.3     Broker's or Finder's Fee.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VI. COVENANTS OF PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         6.1     Access to Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2     Insurance Coverage.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.3     Current Return Filing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.4     Terminations and Offers of Employment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.5     License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.6     Bulk Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VII. CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         7.1     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.2     Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.3     Settlement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VIII. SELLER'S CONDITIONS TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         8.1     Compliance with Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.2     Transitional Assistance Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.3     Third Party Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE IX. BUYER'S CONDITIONS TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         9.1     Compliance with Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.2     Regulatory Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.3     Inspection of Assets; UCC Searches, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.4     Confidentiality and Non-Compete Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.5     Transitional Assistance Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         9.6     Operating Targets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         9.7     Value of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         9.8     Third Party Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         9.9     Approval of Board of Directors.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE X. OBLIGATIONS OF SELLER AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         10.1    Documents Relating to Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         10.2    Possession.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         10.3    Opinion of Counsel.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         10.4    Corporate Good Standing and Corporate Resolutions. . . . . . . . . . . . . . . . . . . . . . . . . .  24
         10.5    Third Party Consents and Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         10.6    Taxes and Other Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         10.7    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         10.8    Confidentiality, Non-Compete and Transitional Assistance Agreements. . . . . . . . . . . . . . . . .  25
         10.9    Additionally Requested Documents; Post-Closing Assistance  . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE XI. OBLIGATIONS OF BUYER AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         11.1    Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         11.2    Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         11.3    Opinion of Buyer's Counsel.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         11.4    Corporate Good Standing and Certified Board Resolutions. . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE XII. OPINION OF BUYER'S COUNSEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE XIII.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         13.1    Survival.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         13.2    Indemnification by Seller and Shareholders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         13.3    Indemnification by Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         13.4    Rules Regarding Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         13.5    Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE XIV. PRESERVATION OF BUSINESS AND NONCOMPETE RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         14.1    Covenant Not to Compete. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         14.2    Enforceability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE XV.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         15.1    Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         15.2    Other Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         15.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         15.4    Confidentiality; Prohibition on Trading. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.5    Controlling Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.6    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.7    Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.8    Partial Invalidity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.9    Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.10   Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.11   Interpretation; Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         15.12   Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         15.13   Legal Fees and Costs.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                            ASSET PURCHASE AGREEMENT


                 THIS ASSET PURCHASE AGREEMENT is entered into on March __, 1996, by and between WILLIAM E. ADAMS, II, INC., a Pennsylvania corporation ("SELLER") doing business as HomeCare USA and AMERICAN HOMEPATIENT, INC., a Delaware corporation ("BUYER").

                                R E C I T A L S:

         WHEREAS, Seller owns and operates a respiratory and home medical equipment business (the "BUSINESS"); and

         WHEREAS, Seller currently operates the Business at sixteen (16) locations, eight (8) of which locations are being transferred to Buyer hereunder (collectively, the "TRANSFERRED LOCATIONS" and the portion of the Business being operated at and from such Transferred Locations being called, collectively, the "TRANSFERRED BUSINESS"); and

         WHEREAS, listed on Exhibit A attached hereto is each Transferred Location's address and the types of services and products provided by Seller at each such location; and

         WHEREAS, Seller is retaining those eight (8) locations listed by address on Exhibit B attached hereto (collectively, the "RETAINED LOCATIONS" and the portion of the Business being operated at and from such locations being called, collectively, the "RETAINED BUSINESS"); and

         WHEREAS, Seller's principal office (the "CORPORATE OFFICE") is located at 4667 Somerton Road, Trevose, Pennsylvania; and

         WHEREAS, the individuals and entities identified on Exhibit C attached hereto (collectively, the "SHAREHOLDERS") legally and beneficially own all of the issued and outstanding securities of Seller in the amounts and percentages set forth on Exhibit C; and

         WHEREAS, except for the Excluded Assets (as such term is defined herein), Seller and Shareholders desire that Seller sell and transfer the Assets (as such term is defined herein) to Buyer, and Buyer desires to purchase the same from Seller, subject to the terms and conditions set forth in this Agreement; and

         WHEREAS, following the sale and transfer of the Assets, Seller intends to continue to operate and/or endeavor to sell the Retained Business at the Retained Locations and otherwise to continue its operations except as specifically precluded under the provisions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                                    ARTICLE
I.  PURCHASE AND SALE

         1.1 Purchase and Sale. Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all right, title and interest in all assets (except the Excluded Assets) of Seller of every kind and type, tangible or intangible, real and personal, that are either (i) used in the operation of the Transferred Business or (ii) constitute the "CORPORATE OFFICE ASSETS" (as such term is defined in paragraph 1.1(2)), in either event, free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities other than the Assumed Liabilities (as defined in paragraph 1.3), which assets shall include, without limitation, the following (collectively, the "ASSETS"):

                 (1) All right, title and interest of Seller in and to all of the land and real estate leased by Seller and used in connection with the Transferred Business as listed in Exhibit 1.1(1) attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively, such land, real estate and other related enumerated assets, and the leasehold interest therein, are referred to herein as the "REAL ESTATE");

                 (2) All tangible personal property, medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor owned by Seller and either located at a Transferred Location or used in connection with the Transferred Business including, without limitation, the items listed on Exhibit 1.1(2) attached hereto, or (ii) owned by Seller and located at the Corporate Office (the "CORPORATE OFFICE ASSETS"), including, without limitation, the items listed as Corporate Office Assets on Exhibit 1.1(2) (collectively, the "EQUIPMENT AND FURNISHINGS");

                 (3) All inventory of goods and supplies owned by Seller and either located at a Transferred Location or used or maintained in connection with the Transferred Business (collectively, the "INVENTORY");

                 (4) All accounts and notes receivables generated in connection with the operation of the Transferred Business and billed on or after the Effective Date (as such term is defined in paragraph 7.2) which relate to services rendered and/or products sold on or after the Effective Date, and the proceeds thereof, but exclusive of receivables underlying any first bill generated after the Effective Date related to the Transferred Business' rental of durable medical equipment the monthly anniversary date (including an original service date in the month of February 1996) of which precedes the Effective Date (collectively, the "RECEIVABLES");

                 (5) All cash generated in connection with services rendered and/or products sold on or after the Effective Date in the operation of the Transferred Business, exclusive of the proceeds of Retained Receivables (as such term is defined in paragraph 1.2(3)), and all interest earned thereon, if any (collectively, the "CASH AND CASH EQUIVALENTS");

                 (6) All patient, medical, personnel and other records related to the Transferred Business (including both hard and microfiche copies), and all manuals, books and records used in operating the Transferred Business, including, without limitation, personnel policies and files and manuals, accounting records, and computer software; provided, Seller may retain copies of any such items necessary to permit it to perform all obligations it may have or may subsequently incur in respect of any Retained Liability (as such term is defined in paragraph 1.3(2)) and may retain copies of any such items which are currently used in operating both the Retained Business and the Transferred Business.

                 (7) To the full extent transferable, all federal, state and local licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary and used exclusively to operate and conduct the Transferred Business, together with assignments thereof, if required, and all waivers which Seller currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises (collectively, the "LICENSES");

                 (8) All goodwill, and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Transferred Business;

                 (9) All prepaid expenses which related to the Transferred Business (the "PREPAID EXPENSES");

                 (10) Contract and leasehold rights and interests pursuant to contracts for purchase or lease of Equipment and Furnishings, Inventory, comparable or other personal property, construction contracts, contracts for purchase, sale or lease of equipment, goods or services currently furnished or to be furnished in connection with the Business which are Assumed Liabilities pursuant to paragraph 1.3(1)(b); and

                 (11) All intangible or intellectual property owned, leased, licensed or possessed by Seller and utilized in connection with the Transferred Business;

         1.2 Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the following (collectively, the "EXCLUDED ASSETS"):

                 (1) Seller's corporate, financial and tax records, all patient, medical, personnel and other records related to the Retained Business (including both hard and microfiche copies) and all manuals, books and records used in operating the Retained Business, including, without limitation, personnel policies and files and manuals, as well as the copies identified in the proviso to paragraph 1.1(6);

                 (2) Seller's cash and cash equivalents which are either unrelated to the Transferred Business or, if related, were generated in connection with services rendered and/or products sold in the operation of the Transferred Business prior to the Effective Date, exclusive of Receivables proceeds, and all interest earned thereon, if any (collectively, "RETAINED CASH");

                 (3) Seller's accounts and notes receivable which are not Receivables as defined in paragraph 1.1(4), and the proceeds thereof (collectively, the "RETAINED RECEIVABLES");

                 (4) The Mainframe of the DEC computer system located at the Corporate Office; and

                 (5) All of Seller's leasehold interest in land and real estate leased by Seller exclusively in connection with the Retained Locations and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto; all tangible personal property, medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind, and all replacement parts therefor owned by Seller and located at a Retained Location; and all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises pertaining exclusively to the Retained Business and all waivers pertaining exclusively thereto;

                 (6) All goodwill, warranties, rights and claims related to the Excluded Assets or the operation of the Retained Business;

                 (7) All prepaid expenses which do not constitute Prepaid Expenses;

                 (8) All intangible or intellectual property owned, leased, licensed or possessed by Seller and utilized exclusively in connection with the Retained Business;

                 (9) All of Seller's right, title and interest in the name "HOMECARE USA" and derivatives thereof, subject expressly to the right and license to utilize the name HomeCare USA pursuant to paragraphs 1.1(11) and 6.5; and

                 (10) Any of Seller's other assets that have consistently over the past two years not been used in the operation of the Transferred Business including those assets enumerated on Exhibit 1.2(10) attached hereto.

         The parties acknowledge and agree that Seller is not conveying to Buyer any of the Excluded Assets and that, following Closing, Buyer will not have any right, title, interest or obligation with respect to the Excluded Assets.

         1.3     Assumed Contracts, Leases and Liabilities.

                 (1) At Closing, Buyer will assume and agree to pay or perform, as the case may be, only (a) those obligations existing at the Effective Date constituting working capital liabilities incurred in the ordinary course of operating the Business, other than long-term capital leases, notes payable and other interest bearing debt, which Buyer expressly elects to assume, which obligations are specifically identified on Exhibit 1.3 attached hereto (collectively, the "ASSUMED PAYABLES"), (b) those working capital obligations arising on and after the Effective Date in the ordinary course of operating the Transferred Business and incurred in a manner consistent with past practice, exclusive of obligations caused or arising out of the gross negligence or the willful acts or omissions of Seller and/or its employees, representatives or agents, (c) those obligations arising on and after the Effective Date under the Assumed Contracts (as such term is defined in paragraph 4.10) pertaining to the Transferred Locations; and (d) those obligations arising on and after May 1, 1996 under the Assumed Contracts pertaining solely to the Corporate Office, including the Corporate Office Lease (as such term is defined in paragraph 4.10) (collectively, those items referred to in clauses (a), (b), (c) and (d) in this paragraph 1.3 (1) are referred to as the "ASSUMED LIABILITIES").

                 (2) Except for the Assumed Liabilities, it is expressly agreed and understood by each of the parties to this Agreement that Buyer does not assume, and shall not be liable for, any debt, liability or obligation of Seller or Shareholders of any type or description whatsoever, whether related or unrelated to the Assets, the Transferred Business, the Retained Business, the Corporate Office or the transactions contemplated within this Agreement and that Seller and/or Shareholders shall remain liable and responsible for the payment or performance, as the case may be, of all debts, liabilities, obligations, contracts, leases, notes payable, accounts payable, commitments, agreements, suits, claims, indemnities, mortgages, taxes, contingent liabilities and other obligations of Seller and/or Shareholders including, without limitation, any and all investment tax credit recapture, depreciation recapture, recapture or prior period adjustments under Medicare, Medicaid and Blue Cross, all impositions of income tax and other taxes and related penalties and assessments including but not limited to taxes and fines associated with the failure to be duly qualified as a foreign corporation in those jurisdictions in which the Transferred Business operates; damages arising out of insurance claims, judgment liens and/or tax liens; all employee wages, salaries and benefits including, without limitation, COBRA and WARN obligations, accrued vacation and sick pay not expressly Assumed Liabilities, and other accrued employee benefits including rights of Seller's retirees to participate in Seller's medical plans (collectively, the "RETAINED LIABILITIES"). Notwithstanding any statement contained in this Agreement or otherwise seemingly to the contrary, the Assumed Payables shall not exceed, in the aggregate, an amount equal to Eight Hundred Seventy-Nine Thousand Eight Hundred Sixty-Eight and No/100 Dollars ($879,868.00) (the "ASSUMED PAYABLES CAP").

                 (3) For purposes of calculating the amount of the Assumed Payables Cap, the present value of payments to be made on and after the Effective Date with respect to any Assumed Payable that is a capitalized obligation under generally accepted accounting principles shall be considered part of the amount of such Assumed Payable. In the event the Assumed Payables, in the aggregate, exceed the Assumed Payables Cap, then the cash portion of the Purchase Price (as such term is defined herein) payable at Closing shall be reduced on a dollar-per-dollar basis to the full extent of such excess.

                            ARTICLE II.  RECEIVABLES

         2.1 Transfer of Receivables. At Closing, Seller and Shareholders will take all appropriate action necessary to vest in Buyer all right, title and interest in the Receivables, and Buyer will proceed to collect the Receivables following Closing. In the event that any Receivable cannot be transferred to Buyer, then Seller and Shareholders shall collect the Receivable in compliance with all applicable laws, as Buyer's agent for the limited purpose of such collection, and shall immediately deliver to Buyer the gross proceeds of such collection.

         2.2 Application of Collections; Collection of Receivables and Retained Receivables. Seller and Buyer shall each apply collections from patients and third party payors according to the invoice to which each such collection relates. Seller shall be responsible for the collection of the Retained Receivables and, following cessation of the Transitional Assistance Agreement and subject to the provisions of paragraph 2.1 above, Buyer shall be responsible for the collection of the Receivables. In the event that Seller or Shareholders receive a payment which should be applied to a Receivable based on the date of invoice standard set forth above, Seller shall immediately transmit such amount to Buyer. Likewise, in the event Buyer receives any payment that should be applied to a Retained Receivable based on the date of invoice standard set forth above, Buyer shall immediately transmit such payment to Seller. Each party will, upon request of the other, provide written documentation regarding payments it has received with respect to the other party's Receivables or Retained Receivables, as the case may be. In the event Buyer receives a written objection from a third party to the payment of a Retained Receivable, Buyer will promptly notify Seller and cooperate with Seller, at Seller's expense, in Seller's attempts to resolve any such written objection and secure payment of the Retained Receivable. Subject to Seller's obligations under the Transitional Assistance Agreement, in the event Seller receives any written objection from a third party to the payment of a Receivable, Seller shall promptly notify Buyer and cooperate with Buyer at Buyer's expense in Buyer's attempts to resolve any such written objection and secure payment of the Receivable.

                          ARTICLE III. PURCHASE PRICE

         3.1 Purchase Price. The purchase price payable by Buyer to Seller for the Assets and in consideration for the agreements contained herein, including the agreements contained in Article XIV hereof, will be Six Million Three Hundred Twenty Thousand and No/100 Dollars ($6,320,000.00) (the "PURCHASE PRICE"). The Purchase Price shall be subject to adjustment as set forth in this Agreement and shall be payable in the following manner:

                 (1) Five Million Nine Hundred Twenty Thousand and No/100 Dollars ($5,920,000.00), subject to the foregoing adjustments, by wire of immediately available funds at Closing at the wiring instructions set forth in
Exhibit 3.1(1) attached hereto;

                 (2) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) by deposit of good funds into escrow pursuant to an escrow agreement, the form of which is attached hereto as Exhibit 3.1(2) (the "ESCROW AGREEMENT"); and

                 (3) One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) by deposit of good funds into escrow pursuant to an escrow agreement, the form of which is attached hereto as Exhibit 3.1(3) (the "OXYGEN ESCROW AGREEMENT").

         3.2 Interest on Purchase Price. In addition to the Purchase Price described in paragraph 3.1, Buyer shall deliver to Seller by wire of immediately available funds at Closing interest on that portion of the Purchase Price noted in paragraph 3.1(1) at the rate of seven percent (7.0%) per annum from the Effective Date until Closing. Likewise, Buyer shall deliver into the respective escrow accounts established pursuant to the Escrow Agreement and the Oxygen Escrow Agreement interest on that portion of the Purchase Price noted in paragraphs 3.1(2) and 3.1(3), respectively, at the rate of seven percent (7.0%) per annum from the Effective Date until Closing.

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 3.3 attached hereto (the "ALLOCATION"). The parties to this Agreement expressly agree that the Allocation shall be used by them for all purposes including tax, reimbursement and other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under
Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), and that no such party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.


     ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby represents and warrants to Buyer, as follows:

         4.1 Organization, Qualification and Authority. Seller is a corporation duly organized and validly existing in the Commonwealth of Pennsylvania, and is in good standing and duly qualified to do business as a foreign corporation in Virginia, Colorado and Oklahoma. Seller has full corporate power and corporate authority to own, lease and operate its facilities and assets as presently owned, leased and operated; to carry on its operations as now conducted; and is duly qualified to do business and is in good standing in each of the jurisdictions where its operations are conducted. Except for Shareholders, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Seller. Seller owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereunder. Shareholders have the full right, power and authority to execute, deliver and carry out the terms of that certain Joinder to this Agreement of even date herewith, and those certain Confidentiality and Non-Compete Agreements and the Non-Compete Agreement of William Adams referenced in paragraph 9.6, to consummate the transactions contemplated on the part of Shareholders hereunder, and to take all actions necessary, in their capacity as the stockholders of Seller, to permit or approve the actions of Seller taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller, Shareholders or any other person or entity, is necessary to authorize Seller's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto. This Agreement and all other agreements and documents executed in connection herewith by Seller, as to Seller, and the Joinder, Confidentiality and

Non-Compete Agreement and Non-Compete Agreements, as to Shareholders, upon due execution and delivery thereof, shall constitute the valid and binding obligations of each of Seller and Shareholders, as applicable, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2     Absence of Default.   The execution, delivery and consummation
of this Agreement, and all other agreements and documents executed in connection herewith by Seller and, as described in paragraph 4.1, the Shareholders will not constitute a violation of, or be in conflict with, will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting the Assets or the Transferred Business pursuant to, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (a) any term or provision of the Charter or Bylaws of Seller; (b) any Assumed Contract and any other material contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Seller and/or Shareholders are a party or by which Seller and/or Shareholders or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority applicable to Seller, Shareholders, the Transferred Business or the Assets; or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller and/or Shareholders and/or the Assets are subject.

         4.3     Financial Statements.

                 (1) Attached hereto as Exhibit 4.3 are true and correct copies of Transferred Business' unaudited balance sheet as of September 30, 1995 and its unaudited income statement for the year then ending (the "FISCAL YEAR FINANCIAL STATEMENTS"), and the interim unaudited balance sheet and income statement of the Transferred Business for the five (5) month period ended February 29, 1996 (the "INTERIM FINANCIAL STATEMENTS" which, with the Fiscal Year Financial Statements, shall be the "FINANCIAL STATEMENTS"). The Financial Statements are based on the books and records of the Transferred Business, respectively, and present fairly the financial position of the Transferred Business as of, and the results of operations of the Transferred Business for, the periods specified, except that the Financial Statements do not have footnotes and do not reflect certain items of corporate overhead, and the Interim Financial Statements are subject to ordinary course year-end adjustments.

                 (2) Seller shall use its best efforts to cooperate with Buyer in Buyer's attempt to perform an audit of the Transferred Business for any period prior to Closing not already audited, and Buyer shall reimburse Seller for its reasonable and documented out-of-pocket expenses incurred in providing such cooperation.

         4.4 Operations Since September 30, 1995. Since September 30, 1995, there has been no:

                 (1) material change in the condition, financial or otherwise, which has, or could reasonably be expected to have, an adverse effect on any of the Assets, the Transferred Business or future prospects of the Transferred Business, or in the results of the operations of the Transferred Business;

                 (2) loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

                 (3) sale, lease, transfer or other disposition by Seller of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, other than those made in the ordinary course of business;

                 (4) other than normal adjustments in conjunction with periodic compensation reviews, increase in the compensation payable by Seller to any of its Shareholders, employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, Shareholders or independent contractors of the Seller;

                 (5) cumulative net operating loss incurred in the operation of the Transferred Business;

                 (6) change in the accounting methods or practices employed by Seller or change in depreciation or amortization policies;

                 (7) issuance or sale by Seller or Shareholders, or contract or other commitment entered into by Seller or Shareholders, for the issuance or sale of any shares of capital stock or securities convertible into or exchangeable for capital stock of Seller except for the convertible demand notes listed on Exhibit C;

                 (8) payment by Seller of any dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable which in any way depletes the Assets or otherwise relates in any way to the Transferred Business;

                 (9) sale, transfer, pledge, mortgage or other disposition of any of the Assets (except inventory and equipment held for rent in the ordinary course of business);

                 (10)     merger, consolidation or similar transaction;

                 (11) federal, state or local statutes, rule, regulation, order or case adopted, promulgated or decided which, to the best knowledge of Seller, adversely affects the Transferred Business or Assets;

                 (12) strike, work stoppage or other labor dispute adversely affecting the Business; or

                 (13) termination, waiver or cancellation of any rights or claims of Seller, under contract or otherwise, other than by reason of the scheduled termination of the term thereof and excluding rights and claims related exclusively to the Retained Business which, singly or in the aggregate, are no material.

         Further, since the Effective Date, neither Shareholders nor any of their respective Affiliates (as such term is defined in paragraph 4.11) have received any compensation, benefits or distributions from Seller, whether as salary, bonus, fees, dividends or any other form of compensation except for payments to the Board of Directors and William Adams in the ordinary course of business consistent with past practice.

         4.5 Employment Discrimination. No person or party (including, without limitation, any governmental agency) has asserted to Seller, or, to the knowledge of Seller, has asserted to a third party or have threatened to assert, any claim for any action or proceeding, against Seller (or any officer, director, employee, agent or shareholders of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act). Any such claims will not result in any liability to or obligation of Buyer, and will not cause or lead to any lien or encumbrance being placed, created or filed against or upon any of the Assets.

         4.6     Licenses and Permits.

                 (1) Seller has all material Licenses necessary for Seller to occupy, operate and conduct the Transferred Business, and there does not exist any waivers or exemptions relating thereto. There is no default on the part of Seller or, to the knowledge of Seller, any other party under any of the Licenses. To the knowledge of Seller, there exist no grounds for revocation, suspension or limitation of any of the Licenses. Copies of each of the Licenses are attached to and listed on Exhibit 4.6(1) attached hereto. The most recent licensure surveys, deficiency reports and plans of correction related to each of these items has also been included in Exhibit 4.6(1).
Seller is licensed by the regulatory bodies listed on Exhibit 4.6(1). No notices have been received by Seller with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses.

                 (2) Seller is not required to have any certificates of need or similar authorization in order to operate the Business.

                 (3) Each employee of Seller employed in connection with the operation of the Transferred Business has all Licenses required for each such employee to perform such employees' designated functions and duties for Seller in connection with conducting the Transferred Business, and there exists no waivers or exemptions relating thereto. To the knowledge of Seller, there is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses and Permits.

                 (4) Seller is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") to operate and conduct the Transferred Business. Included in Exhibit 4.6(4) attached hereto are the certificates of accreditation issued by the JCAHO, and copies of the most recent JCAHO accreditation survey report with respect to the Transferred Business, including a list of deficiencies, if any.

         4.7     Medicare, Medicaid and Other Third-Party Payors.

                 (1) The Transferred Business participates in the Medicare and Medicaid Programs (the "PROGRAMS"). A list of and copies of Seller's existing Medicare and Medicaid contracts with respect to the Transferred Business or, if such contracts do not exist, other documentation evidencing such participation (collectively, the "PROGRAM AGREEMENTS") are included in
Exhibit 4.10 attached hereto. Seller is in full compliance with all of the terms, conditions and provisions of the Program Agreements.

                 (2) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by Seller, nor, to the knowledge of Seller, is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements with respect to the Programs. Seller has not been subject to or, to the knowledge of Seller, threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months, nor has Seller received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Programs.

                 (3) Seller currently has contractual arrangements with Blue Cross and other third party payors with respect to the Transferred Business. Seller is in full compliance with all of the material terms, conditions and provisions of such contracts. A list of and copies of Seller's existing Blue Cross contracts and other third party payor contract(s) used in connection with the Transferred Business are included in Exhibit 4.10 attached hereto.

                 (4) All liabilities and contractual adjustments of Seller under any third party payor or reimbursement programs with respect to the Transferred Business have been properly reflected and adequately reserved for in the Financial Statements. In the event that, following Closing, Buyer suffers any offsets against any reimbursement under any third-party payor or reimbursement programs due to Buyer relating to the periods on or prior to the Closing, relating to amounts owing under any such programs by Seller, then Seller shall immediately pay to Buyer the amounts so offset; provided, however that Buyer shall bear the risk of offset as to operations beginning as of the Effective Date so long as such offsets are not caused by the willful acts or omissions, or gross negligence, of Shareholders, Seller and/or its employees, representatives or agents. In addition, Seller shall pay Buyer interest at the rate of seven percent (7.0%) per annum from the date of offset by the third party until the date full requisite payment is paid by Seller to Buyer. Seller shall be entitled to receive any refund under any third party payor or reimbursement program related to Retained Cash, Retained Receivables or underlying products or services rendered in the operation of the Transferred Business, and Buyer shall likewise be so entitled to retain any refund under any third party payor or reimbursement program related to Cash and Cash Equivalents, Receivables or underlying products or services rendered in the operation of the Transferred Business.

         4.8 Compliance with Zoning, Land Use and Other Laws. To the knowledge of Seller, none of the Real Estate is in material violation of any zoning, public health, building code or other similar laws applicable thereto or to the ownership, occupancy and/or operation thereof, nor does there exist any waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters.

         4.9     Title to Assets.

                 (1) Seller is the sole legal and beneficial owner of the personal property included in the Assets, free and clear of all mortgages, security interests, liens, reservations, defects in the title, encroachments, and other encumbrances, except as set forth in Exhibit 4.9 attached hereto. The Assets are all the assets set forth on the Interim Financial Statements and, together with any assets leased by Seller pursuant to the Assumed Contracts, are all of the assets used in the operation of the Transferred Business.

                 (2) The Real Estate described in Exhibit 1.1(1) includes all real property leased by Seller and used in connection with the Transferred Business. Seller owns no real estate. Seller is in lawful possession of all of the leased Real Estate including, without limitation, the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all mortgages, liens and other encumbrances or restrictions that are related to or impair the Assets or the Transferred Business except as set forth on Exhibit 4.9 attached hereto. Additionally, subject to receipt of requisite third party consents which Seller shall obtain by Closing, Seller has the right and authority to assign to Buyer the Assumed Contracts which pertain to leased Real Estate, including the Corporate Office Lease, as contemplated under the terms of this Agreement, and such assignment, once effected as contemplated hereunder, will vest in the Buyer the lawful right to possess and use the leased Real Estate.

         4.10    Leases and Contracts.

                 (1) Exhibit 4.10 attached hereto sets forth a complete and accurate list of all contracts, including the Program Agreements, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, which affect or relate to the Transferred Business or any Asset or any interest therein, to which Seller is a party or by which Seller, the Assets or the Transferred Business is bound or affected (collectively, the "CONTRACTS"), including, without limitation, service and maintenance contracts, management agreements, equipment leases, and building leases pertaining to any part of the Real Estate including the lease agreement pertaining to the Corporate Office
(the "Corporate Office Lease").   Attached to Exhibit 4.10 are accurate and
complete copies of all written Contracts and written summaries of key terms of all oral Contracts. Except for those Contracts which Buyer expressly elects to assume (collectively, the "ASSUMED CONTRACTS") as evidenced by that certain Assignment and Assumption of Contracts Agreement and those certain Assignment of Lease Agreements to be delivered at Closing, all Contracts and all other obligations and liabilities thereunder shall be retained by Seller. Further, in the event Seller is not able to obtain any third party consent necessary or advisable to assign an Assumed Contract to Buyer, Buyer may render null and void assignment of the applicable Assumed Contract, in which case Buyer will deliver documentation reasonably satisfactory to Seller confirming that all right, title and duties under the applicable Assumed Contract, including any related Assumed Liability, remain with Seller and were never held or assumed by Buyer, and Seller and Buyer shall cooperate to put Seller in immediate possession of any underlying leased property.

                 (2) No Assumed Contract has been modified, amended, assigned or transferred, and each Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                 (3) No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by Seller or, to the knowledge of Seller, any other party under any of the Assumed Contracts. To the knowledge of Seller, there are no unresolved or unsatisfied counterclaims or offsets under any of the Assumed Contracts.

                 (4) There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Leases and Contracts (except for those that result from or relate to leased Assets).

                 (5) No purchase commitment by Seller pertaining to the Transferred Business is in excess of Seller's ordinary business requirements for the Transferred Business.

                 (6) Assignment to Buyer of the Assumed Contracts will not default, alter or terminate any such Assumed Contracts, and such assignment will confer and convey all of Seller's rights thereunder to Buyer except with respect to all third party consents related to the Assumed Contracts to be obtained in accordance with paragraph 9.8.

         4.11    Environmental Matters.

                 (1) Hazardous Substances. As used in this Section, the term "HAZARDOUS SUBSTANCES" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined below), and any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

                 (2) Compliance with Laws and Regulations. All operations or activities upon, or any use of occupancy of the Real Estate, or any portion thereof, by Seller, any Affiliates of Seller (wherein the term "AFFILIATES" shall mean any person or entity controlling, controlled by or under common control at any time with Seller, and the term "CONTROL" shall mean the power, directly or indirectly to direct the management or policies of such person or entity), and, to the knowledge of Seller, any agent, contractor or employee of any agent or contractor of Seller or its Affiliates ("AGENTS"), or any tenant or subtenant of Seller of any part of the Real Estate is and has been in material compliance with any and all laws, licenses, permits, regulations, orders, codes, judicial decisions, decrees and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "ENVIRONMENTAL LAW"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. Seller, Affiliates and, to the knowledge of Seller, Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law. Seller knows of no action or omission by any prior owner, operator or occupant of the Real Estate which fails to comply with Environmental Law.

                          (a)     Neither Seller, Affiliates nor, to the
knowledge of Seller, Agents have used, generated, treated, handled, manufactured, voluntarily transmitted or stored any Hazardous Substances over, in or upon the Real Estate, nor, to knowledge of Seller, has the Real Estate ever been used for any of the foregoing.

                          (b)     Neither Seller, Affiliates nor, to knowledge
of Seller, Agents have installed or permitted to be installed, in or on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law.

                          (c)     Seller has not at any time engaged in or
permitted, nor to knowledge of Seller, has any tenant or subtenant of Seller, Agent, Affiliate or any other occupant of the Real Estate, or any portion thereof, engaged in or permitted any dumping, discharge, disposal, spillage or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances, at, on, in or about the Real Estate, or any portion thereof that would subject the Real Estate or Buyer to clean-up obligations imposed by environmental governmental authorities. Seller has not voluntarily assumed any liability of a third party for clean up under, or noncompliance with, Environmental Law.

                          (d)     Seller has not, and to the knowledge of
Seller, none of the Real Estate, nor any part thereof, nor any present owner or operator of the Real Estate (i) has either received or been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law, or (ii) is subject to any existing, pending, or, to the knowledge of Seller, threatened investigation or inquiry by any governmental authority for noncompliance with, or any remedial obligations under Environmental Law; and there are no circumstances known to Seller which could serve as a basis therefor.

                          (e)     Neither Seller, its Affiliates nor, to the
knowledge of Seller, its Agents have transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to the knowledge of Seller, proposed for listing under Environmental Law or the subject of any enforcement action, investigation or other inquiry under Environmental Law.

         Seller shall promptly notify Buyer in writing of any order of which it is aware, receipt of any notice of violation or noncompliance with Environmental Law, any threatened or pending action of which it is aware by any regulatory agency or governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, any of the Real Estate which relate to the period prior to Closing; and shall promptly furnish Buyer with copies of any written correspondence, notices or legal pleadings and written summaries of any oral communications or notices in connection therewith. If, and only if, required by law or the failure to do so would impose liabilities on Buyer or the Assets, Buyer shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to Hazardous Substances on, released from or emanating from any part of the Real Estate. Buyer shall give Seller prior or simultaneous notice of such notification.

                 (3) Other Environmental Matters. To the knowledge of Seller, there are no underground storage tanks on any portion of the Real Estate, and the Real Estate is free of dangerous levels of naturally-emitted radon. To the knowledge of Seller, no portion of the Real Estate has ever been used as a landfill. Seller has furnished to Buyer a copy of any environmental audit or report on the Real Estate, which Seller or its Affiliates obtained or was furnished.

         4.12    Miscellaneous Representations Relating to Real Estate.

                 (1) To the knowledge of Seller, no part of the Real Estate is currently subject to condemnation proceedings, and no condemnation or taking is threatened or contemplated. There are no facts known to Seller that would adversely affect the possession, use or occupancy of the Real Estate.

                 (2) Attached as Exhibit 4.12(2) are complete copies of all appraisals, mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies and surveys which have been prepared by or at the direction of Seller within the last five years relating to any of the Assets.

                 (3) To the knowledge of Seller, there are no encroachments upon the Real Estate, no encroachment of any improvements to the Real Estate onto adjacent property, and none of the improvements to the Real Estate violate set-back, building or side lines, nor do they encroach on any easements located on the Real Estate.

         4.13 Litigation. Seller has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, environmental protection, civil rights, public health and safety and occupational health) which either (i) arises out of or otherwise relates to the operation of the Transferred Business, or (ii) if unrelated to the Transferred Business, involves claims, costs, damages and/or obligations in excess of, singly or in the aggregate, One Million and No/100 Dollars ($1,000,000.00). There are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the knowledge of Seller, threatened involving Seller, any of the Assets or the Transferred Business.

         4.14    Seller's Employees.  Exhibit 4.14 attached hereto sets forth:
(a) a complete list of all of Seller's employees who are employed at the Transferred Locations, (b) their rates of pay, (c) the employment dates and job titles of each such person, and (d) categorization of each such person as a full-time or part-time employee of Seller. True and correct copies of any and all applicable fringe benefits and personnel policies relating to such employees have been delivered by Seller. For purposes of this paragraph, "PART-TIME EMPLOYEE" means an employee who is employed for an average of fewer than twenty (20)
hours per week or who has been employed for fewer than six of the twelve (12) months preceding the date on which notice is required pursuant to the "WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT" ("WARN"), 29 U.S.C. Section 2102 et seq. Except as provided in Exhibit 4.10, Seller has no employment agreements with its employees and all such employees are employed on an at "at will" basis. Exhibit 4.14 lists all ex-employees of Seller previously employed at the Transferred Locations who utilize or are eligible to utilize COBRA (health insurance).

         4.15 Labor Relations. Seller is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Seller to compensate Seller's employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the knowledge of Seller, threatened labor dispute, work stoppage, unfair labor practice complaint or strike between Seller and any present or former employee(s) of Seller; and there is no pending or, to the knowledge of Seller, threatened administrative or court proceeding between Seller and any present or former employee of Seller who was or is engaged in the operation of the Transferred Business or at the Corporate Office. There is no pending or, to the knowledge of Seller, threatened suit, action, investigation or claim between Seller and any present or former employee(s) of Seller. There has not been any labor union organizing activity at any location of Seller, or elsewhere, with respect to the Seller's employees within the last three years.

         4.16 Insurance. Seller has in effect and has continuously maintained "occurrence basis" insurance coverage for all of its operations, personnel and assets, and for the Assets and the Transferred Business in such amounts, with such carriers and of such types as determined by Seller's management to be appropriate based on industry standards. Exhibit 4.16 attached hereto sets forth a summary of the Seller's current insurance coverage which relates, directly or indirectly, to the Transferred Business (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Seller which either (i) arise out of or otherwise relate, directly or indirectly, singly or in the aggregate, to the Transferred Business, or (ii) if unrelated to the Transferred Business, are, singly or in the aggregate, in excess of One Million and No/100 Dollars ($1,000,000.00). Seller is not in default or breach with respect to any provision contained in any of its insurance policies which default or breach would adversely affect Seller's coverage thereunder, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion.

         4.17 Broker's or Finder's Fee. Seller has not employed, and is not liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement other than Needham & Company, Inc. Seller shall be solely responsible for the payment of all fees and expenses of Needham & Company, Inc. in connection with such transactions.

         4.18 Conflicts of Interest. None of the following is either a supplier of goods or services to Seller, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Seller: (a) Shareholders, (b) any director or officer of Seller or any Shareholder, or (c) any entity under common control with Seller or any Shareholder or, to the knowledge of Seller, controlled by, under common control with or related to any Shareholder.

         4.19 Intellectual Property. All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefore, whether registered or common law (collectively, the "INTELLECTUAL PROPERTY"), used in connection with the Transferred Business are listed and described in
Exhibit 4.19 attached hereto. No proceedings have been instituted or are pending or, to the knowledge of Seller, threatened which challenge the validity of the ownership by Seller of any such Intellectual Property. Seller has not licensed anyone to use any such Intellectual Property, and Seller has no any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Seller owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of its Transferred Business.

         4.20 Inventories. The Inventory is of a quality and quantity presently used by Seller in the ordinary course of business determined and valued consistent with Seller's past practice. The Inventory is properly valued on a consistent basis at the lower of cost or market value on a first-in/first-out basis. Since the date of the Interim Financial Statements, Seller has not decreased or substituted its items of Inventory other than in the ordinary course of business.

         4.21 Motor Vehicles. All motor vehicles used in the Transferred Business, whether owned or leased, are listed in Exhibit 1.1(2) attached hereto. All such vehicles are properly licensed and registered in accordance with applicable law.

         4.22    Employee Benefit Plans.

                 (1) Welfare Benefit Plans. Exhibit 4.22(1) attached hereto contains a true, accurate and complete list of each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Seller or to which Seller contributes or is required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the "WELFARE BENEFIT PLANS"). Copies of all Welfare Benefit Plans have previously been provided to Buyer.

                 (2) Pension Benefit Plans. Exhibit 4.22(2) attached hereto contains a true and complete list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by Seller, to which Seller contributes or is required to contribute, or which covered any employees of Seller listed on Exhibit 4.14 during the period of their employment with any predecessor of Seller, including any multi-employer pension plan as defined under Internal Revenue Code of 1986,
Section 414(f) (such employee pension benefit plans being hereinafter collectively referred to as the "PENSION BENEFIT PLANS"). Copies of all Pension Benefit Plans have previously been provided to Buyer.

                 (3) Liabilities. There are no unfunded liabilities under any Welfare Benefit Plans or Pension Benefit Plans. Buyer shall not be liable and not be responsible for any debt, obligation, responsibility or liability of Seller under any such plans. Seller shall be liable under its Welfare Benefit Plans and Pension Benefit Plans for all claims due and unpaid at Closing and for all claims incurred before Closing, whether or not paid or presented before Closing.

         4.23 Compliance with Healthcare and Other Laws. Seller has not made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Seller which action could have a material adverse effect on the Transferred Business. None of the Assumed Contracts and no activity of Seller violates (i) Section 1877 of the Social Security Act or any similar provision of applicable state law in any material respect, or (ii) provisions of applicable state law relating to the corporate practice of medicine in any material respect. The Seller is in compliance (without obtaining waivers, variances or extensions) with, all federal, state and local laws, rules and regulations which relate to the operations of the Transferred Business, except where the failure to be in compliance could not have a material adverse effect on the Transferred Business. All healthcare, tax and other returns, reports, plans and filings of any nature required to be filed by Seller with any federal, state or local governmental authorities and any third party payors with respect to the Transferred Business have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the Transferred Business, and timely filed in compliance with all applicable requirements. Each such return, report, plan and filing contains no materially untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any material respect. Seller shall retain and be responsible, for any liability incurred, and Seller shall be entitled to receive any refund or other benefit which may result from the same in connection with any such return, report, plan and filing.

         4.24 Condition of Assets. The Equipment and Furnishings are all of the "EQUIPMENT" reflected on the Interim Financial Statements, other than those items sold and replaced in the ordinary course of business. The Assets together with the Excluded Assets comprise all of the assets used in connection with the Transferred Business. All components of all of the Equipment and Furnishings (a) perform the functions they are supposed to perform, and (b) are otherwise, except for reasonable wear and tear, in good working order. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied.

         4.25 WARN Act. Since ninety (90) days prior to the Effective Date, Seller has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment which relates to the Transferred Business and would require the giving of prior notice under WARN, as such terms are used in WARN.

         4.26 Tax Returns; Taxes. Seller has filed all federal, state and local tax returns and tax reports required by such authorities to be filed or has properly requested and been granted an extension with respect thereto. Other than as permissible under such extensions, Seller has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the knowledge of Seller, threatened against Seller by any federal, state or local authority; and, other than as set forth in Exhibit 4.26, Seller has not been granted any extension of the limitation period applicable to any tax claims.


               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Seller as follows:

         5.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full corporate power and corporate authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereunder. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         5.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer's existing credit agreement) under: (a) any term or provision of the Certificate of Incorporation or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         5.3 Broker's or Finder's Fee. Buyer has not employed and is not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated under this Agreement.


                        ARTICLE VI. COVENANTS OF PARTIES

         6.1     Access to Books and Records.

                 (1) Following the Closing, Buyer shall permit Seller's representatives (including, without limitation, their counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Transferred Business which relate to transactions or events occurring prior to the Closing, copies of which have not been retained by Seller. All documented and reasonable out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller.

                 (2) Following the Closing, Seller shall permit Buyer and its representatives (including, without limitation, their counsel and auditors), to have access to, and examine and make copies of, all books and records of Seller relating to the Transferred Business or Assets, which books and records are retained by Seller and which relate to transactions or events occurring prior to the Closing. For a period of five years after the Closing, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All reasonable and documented out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Buyer.

                 (3) Seller shall use its best commercially reasonable efforts to cause its accounting firm to consent to the inclusion of the Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws, and Buyer shall reimburse Seller its reasonable and documented out-of-pocket expenses in connection therewith.

                 (4) After Closing, Seller shall make the books and records of Seller available to the Buyer (and, without limitation, to Buyer's auditors and other agents) and shall otherwise use its best commercially reasonable efforts to cooperate with Buyer in order to permit Buyer to conduct an audit of the Seller's financial statements for any period prior to Closing not already audited. Seller agrees to use its best commercially reasonable efforts to cooperate with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner registration statements, private placement memoranda and periodic reports, if any, pursuant to any applicable federal or state securities law. Buyer shall reimburse Seller all reasonable and documented out-of-pocket expenses incurred as a direct result of Seller's compliance with its obligations under this clause
(4).

         6.2 Insurance Coverage. At Closing, Seller shall provide Buyer evidence satisfactory to Buyer that Buyer has been named additional insured since the Effective Date on those insurance policies summarized on Exhibit 4.16.

         6.3 Current Return Filing. Seller shall be responsible for the preparation and filing of the federal, state and local income tax and gross receipts and use tax returns for all the tax periods of Seller ending on or before the Closing, and, subject to reimbursement by Buyer pursuant to the adjustments reflected on the Closing Statement, the payment of all such taxes when due.

         6.4 Terminations and Offers of Employment. Seller will terminate at Closing all of its employees identified on Exhibit 4.14. As may be mutually determined by Seller and Buyer, Seller will terminate certain employees currently employed at the Corporate Office (the "Corporate Employees") upon cessation of the Transitional Assistance Agreement. The parties acknowledge and agree that the determination of who is to be deemed a Corporate Employee for purposes of this paragraph 6.4 will be made mutually by Seller and Buyer at a later date. Seller agrees to indemnify and hold Buyer harmless, from and against any and all claims of all of Seller's employees relating to their employment by Seller and such termination, whenever made. Other than the Assumed Liabilities, Seller shall retain responsibility for and fully and timely pay all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to all of its employees through the date of Closing, including related payroll taxes. Buyer shall offer employment at will to all employees identified on Exhibit 4.14 who are employed at the Transferred Locations at Closing and the Corporate Employees upon cessation of the Transitional Assistance Agreement. Buyer shall use its best commercially reasonable efforts to make offers of employment pursuant to this paragraph 6.4 which offers will include compensation which, in the aggregate taking into account all aspects of compensation, shall be substantially similar, in the aggregate, to the compensation provided by Seller to the applicable employee immediately prior to Closing; provided, however, that in no event will Buyer be required to make any offer of employment which is inconsistent with Buyer's standard compensation levels, benefits, policies and practices for employees of Buyer of similar rank or responsibility; and provided further, that Buyer and Seller acknowledge that those individuals identified on Exhibit 6.4 attached hereto will not receive offers of employment at compensation levels similar to that paid to them by Seller prior to Closing. Buyer acknowledges and agrees that the acceptance by such employees of offers of employment shall not constitute a condition to Buyer's obligations to purchase the Assets under this Agreement.

         6.5 License. Seller hereby grants Buyer an exclusive, irrevocable license to use the mark "HomeCare USA" (United States Patent and Trademark Office Serial No 73/704794) and derivatives thereof exclusively in connection with the operation of the Transferred Business. Seller will neither use, nor authorize any other party to use, such mark or any mark confusingly similar thereto within a fifty (50) mile radius of each Transferred Location. Seller hereby represents that it has full right and authority to grant this license to Buyer. This license will expire on December 31, 1996.

         6.6 Bulk Sales. Jurisdictions in which the Transferred Locations are located have adopted bulk sales statutes (collectively, the "Bulk Sales Law") which apply to the transactions contemplated hereunder. Seller hereby agrees that it will remain responsible for the Retained Liabilities and any other obligations for which Buyer may otherwise be liable under the Bulk Sales Law, other than the Assumed Liabilities. Seller will indemnify Buyer with respect to all such liabilities. Based on such indemnification, Buyer and Seller agree not to comply with notice provisions of the Bulk Sales Law.


                              ARTICLE VII. CLOSING

         7.1 Closing. If all of the conditions to Closing set forth in Articles VIII and IX hereof are satisfied, then the Closing shall occur on or by March 31, 1996, at the offices of Pepper Hamilton & Scheetz, Philadelphia, Pennsylvania, or at such other time or place as the parties may mutually agree (the "CLOSING"). If all of the conditions to Closing set forth in Articles VIII and IX hereof are not satisfied by or by March 31, 1996, the Closing shall occur at such other time as the parties may mutually agree.

         7.2 Effectiveness. Upon consummation, the Closing shall be deemed to be effective as of 12:01 a.m. local time on March 1, 1996 (the "EFFECTIVE DATE"). Seller shall be deemed to have sold and conveyed to Buyer all of the Assets, and Buyer shall be deemed to have assumed the Assumed Liabilities, as of the Effective Date; provided, however, that the Seller shall not be deemed to have sold and conveyed to Buyer the Corporate Office Assets or any Assumed Contracts pertaining solely to operations at the Corporate Office, including the Corporate Office Lease, and Buyer shall not be deemed to have assumed the corresponding Assumed Contracts and other Assumed Liabilities, until 12:01 a.m. May 1, 1996.

         7.3 Settlement. The parties will execute and deliver a closing statement (the "CLOSING STATEMENT") at Closing. The Closing Statement will reflect all adjustments to the Purchase Price known at Closing and all other settlement items known at Closing. As applicable, the settlement items will include, but not be limited to, (i) Assumed Payables in excess of the Assumed Payables Cap, (ii) adjustments for any Assumed Payables and for any taxes related exclusively to operation of the Transferred Business on and after the Effective Date properly paid by Seller on behalf of Buyer before Closing with funds other than the Cash and Cash Equivalents, and (iii) other adjustments pertaining to Assumed Liabilities and Retained Liabilities arising out of operation of the Transferred Business prior to Closing.


                   ARTICLE VIII. SELLER'S CONDITIONS TO CLOSE

         The obligations of Seller under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Seller in whole or in part):

         8.1 Compliance with Agreement. Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         8.2 Transitional Assistance Agreement. Buyer and Seller shall have entered into the Transitional Assistance Agreement in the form attached hereto as Exhibit 8.2 (the "TRANSITIONAL ASSISTANCE AGREEMENT").

         8.3 Third Party Consents. Seller shall have obtained all third party consents, releases and authorizations believed by it to be necessary or advisable for the legal and proper consummation of all agreements and transactions contemplated under this Agreement.

                    ARTICLE IX. BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

         9.1 Compliance with Agreement. Seller and Shareholders shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

         9.2 Regulatory Approvals. Buyer shall have obtained (a) certification for participation in the Medicaid Programs of the states where the Business is conducted, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other consents, licenses, permits, approvals, provider contracts, determinations or certificates of need necessary in the judgment of Buyer to acquire and operate the Assets and Business as contemplated hereunder.

         9.3 Inspection of Assets; UCC Searches, etc. Buyer and its representatives shall have had and continue to have reasonable rights of inspection of the Assets in connection with Buyer's due diligence review, and the results of Buyer's inspection and due diligence review shall be acceptable to it in its sole discretion. Seller shall have delivered to Buyer all UCC financing statements and title searches, local and central, including fixtures, and federal and state pending litigation, tax lien and judgment searches, with respect to Seller, the Assets and the Transferred Business including all "DBA's," tradenames and fictitious names of Seller, dated no more than ten (10) days prior to Closing, with results satisfactory to Buyer.

         9.4 Confidentiality and Non-Compete Agreements. Each of Seller and William E. Adams shall execute and deliver to Buyer Confidentiality and Non-Compete Agreements in the respective forms attached hereto as Exhibit 9.4(a). Each of the Shareholders other than Mr. Adams shall execute and deliver to Buyer Non-Compete Agreements in the form attached hereto as Exhibit 9.4(b).

         9.5 Transitional Assistance Agreement. Buyer and Seller shall have entered into Transitional Assistance Agreement.

         9.6 Operating Targets. As of the date of Closing, the Transferred Business shall meet the following minimum operating thresholds: (i) for the twelve (12) month period ended January 31, 1996, the Transferred Business shall have achieved aggregate net operating income of no less than One Million Nine Hundred Forty-Three Thousand and No/100 Dollars ($1,943,000.00); (ii) for the twelve (12) month period ended January 31,

1996, the Transferred Business shall have achieved aggregate net revenues (being gross revenues less contractual adjustments and revenue related adjustments for items such as debit and credit memos, but excluding bad debt expense) of no less than Seven Million Five Hundred and Fifty Thousand and No/100 Dollars ($7,550,000.00), such net revenues to be calculated in the manner illustrated in Exhibit 9.6 attached hereto; (iii) for the twelve (12) month period ending January 31, 1996, the aggregate net revenues of the Transferred Business generated from Medicare stationary oxygen reimbursements will not exceed One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00); and (iv) that since September 30, 1995 and except as required in the ordinary and usual course of the Transferred Business, no Assets have been removed, distributed, assigned or paid by or from Seller.

         9.7 Value of Assets. As of the date of Closing, the Assets shall have an aggregate "NET VALUE" of no less than Two Million Two Hundred Fifty-Seven Thousand and No/100 Dollars ($2,257,000.00). For purposes of this paragraph 9.7, "Net Value" shall equal the sum of the book value of Assets, less the book value of the DEC computer system located at the Corporate Office (which is estimated to be $73,525), and plus depreciation of those Assets located at the Corporate Office for the period from January 31, 1996 through Closing. At Closing the Assets will be free and clear of all mortgages, security interests, liens, reservations, defects in title, encroachments or other encumbrances, except as set forth in the Assumed Contracts. Seller shall deliver to Buyer at Closing payoff letters in form and substance satisfactory to Buyer regarding satisfaction of liens on the Assets and such releases, UCC termination statements and other documents as Buyer may reasonably request to evidence the same within ten (10) days of Closing.

         9.8 Third Party Consents. Seller shall use its best efforts to provide Buyer all third party consents, releases and authorizations believed by Buyer to be necessary or advisable for the legal and proper consummation of all agreements and transactions contemplated under this Agreement, each in form and substance acceptable to Buyer, within thirty (30) days of Closing. If Seller is unable to deliver such consent with regard to any of the Contracts listed on
Exhibit 9.8 attached hereto to Buyer within thirty (30) days of Closing, or with respect to that certain VA contract listed on Exhibit 9.8, ninety (90) days of Closing, Seller shall immediately pay to Buyer, as liquidated damages, the amount or amounts, as the case may be, set forth opposite each such Contract on Exhibit 9.8; provided, however, that such liquidated damage amounts will be subject to mitigation if Buyer elects to accept assignment of any such Contract and receives revenue as a result of performing thereunder after it is determined that such third party consent will not be obtained.

         9.9 Approval of Board of Directors. This Agreement and consummation of the transactions contemplated hereunder shall have been approved by the Board of Directors of Buyer.

                  ARTICLE X. OBLIGATIONS OF SELLER AT CLOSING

         At Closing, Seller shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

         10.1 Documents Relating to Title. Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to
Buyer:

                 (1) An Assignment and Assumption of Lease Agreement for each Assumed Contract which is a lease pertaining to Real Estate, each in form and substance satisfactory to Buyer, with all recording, stamp tax or other transfer fees paid by Seller, and conveying to Buyer the legal right to possess and use the leased Real Estate free and clear of all liens, mortgages, superior rights of possession or use, except for those expressly acceptable to Buyer. The Assignment and Assumption of Lease Agreement pertaining to the Corporate Office Lease will specify that, although Buyer will have rights of occupancy at the Corporate Office beginning at Closing, as specified in the Transitional Assistance Agreement, Buyer will be subject to no obligations as tenant until expiration of the Transitional Assistance Agreement.

                 (2) A Bill of Sale, in form and substance satisfactory to Buyer, warranting and conveying to Buyer good, valid and marketable title to all Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, options, rights of first refusal restrictions, defects in title and other burdens, except for the Assumed Liabilities.

                 (3) Certificates of title to all vehicles that constitute Assets endorsed by Seller together with completed originals of any forms required by all applicable states to transfer the same, free and clear of all liens, except for the Assumed Liabilities.

                 (4) A wire transfer (or other payment method acceptable to Buyer) of all Cash and Cash Equivalents included in the Assets to an account designated by Buyer.

                 (5) An Assignment and Assumption of Contracts Agreement for the Assumed Contracts in form and substance satisfactory to Buyer, with all transfer fees paid by Seller, and conveying to Buyer all Seller's right, title and interest in the Assumed Contracts free and clear of all liens and encumbrances other than the Assumed Liabilities.

         10.2 Possession. Seller shall deliver to Buyer possession and control of the Business and Assets.

         10.3 Opinion of Counsel. Seller shall deliver to Buyer the favorable opinion of counsel for Seller and Shareholders, dated as of Closing, in the form attached hereto as Exhibit 10.3.

         10.4 Corporate Good Standing and Corporate Resolutions. Seller shall deliver to Buyer certificates of good standing of Seller from the Secretary of State of the Commonwealth of Pennsylvania, and from each jurisdiction in which Seller is qualified to do business, certified copies of the Bylaws and Charter of Seller, and certified copies of the resolutions of the Board of Directors and Shareholders of Seller, and of the Board of Directors of each corporate Shareholder, authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of applicable state law relevant to such transactions and certified by officers of Seller and the corporate Shareholders to be validly adopted and in full force and effect and unamended as of Closing.

         10.5 Third Party Consents and Releases. Seller shall deliver to Buyer all consents, estoppels, approvals, releases, filings and authorizations of third parties that Buyer believes are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder, including but not limited to, those consents necessary for the assignment of all Assumed Contracts and any UCC termination statements regarding the Assets.

         10.6    Taxes and Other Payments.  Seller shall deliver to Buyer:

                 (1) A certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code.

                 (2) Executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, other than the Assumed Liabilities.

         10.7 Insurance. Seller shall deliver evidence of insurance coverage as required by paragraph 6.2.

         10.8 Confidentiality, Non-Compete and Transitional Assistance Agreements. Seller shall deliver to Buyer each of the agreements described in paragraphs 8.2 and 9.4.

         10.9 Additionally Requested Documents; Post-Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter, Seller and Shareholders shall use their commercially reasonable best efforts to cooperate with Buyer to put Buyer in actual possession and operating control of the Assets and Transferred Business, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the Assets and Transferred Business to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any Retained Liability and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditations or permits.


                  ARTICLE XI. OBLIGATIONS OF BUYER AT CLOSING

         At Closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller and
Shareholders:

         11.1 Purchase Price. Buyer shall make available to the Seller the Purchase Price upon the terms specified in this Agreement.

         11.2 Assumption of Liabilities. Buyer shall deliver the Assignment and Assumption of Lease Agreements referred to in paragraph 10.1(1) and the Assignment and Assumption of Contracts Agreement referred to in paragraph 10.1(5), in form and substance satisfactory to Seller, evidencing Buyer's assumption and covenant to perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement.

         11.3 Opinion of Buyer's Counsel. Buyer shall deliver to Seller a favorable opinion of counsel for Buyer, dated as of Closing, in the form specified in Article XII hereof.

         11.4    Corporate Good Standing and Certified Board Resolutions.
Buyer shall deliver to Seller a certificate of good standing from the Secretary of State of Delaware, together with a certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions hereunder contemplated.


                    ARTICLE XII. OPINION OF BUYER'S COUNSEL

         At the Closing, Buyer shall deliver to Seller an opinion of Harwell Howard Hyne Gabbert & Manner, P.C. dated the date of the Closing and pursuant to the Legal Opinion Accord of the ABA Section of Business Law (1991), in form and substance satisfactory to Seller and their counsel to the effect that:

                 (1) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

                 (2) Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements delivered by Buyer at Closing and to consummate the transactions contemplated on the part of Buyer hereby and thereby; Buyer has taken all action required by law, and its Certificate of Incorporation and Bylaws, to authorize such execution, delivery and consummation of this Agreement, and this Agreement and all other agreements delivered by Buyer at Closing constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.


           ARTICLE XIII.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         13.1 Survival. The covenants, obligations, representations and warranties of Buyer, Seller and Shareholders contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing, and shall survive the date of Closing and shall not be merged into any documents delivered in connection with the Closing for a period of twelve (12) months from the Closing. Notwithstanding the twelve (12) month limitation set forth above, those representations, warranties, covenants and obligations set forth in paragraphs 4.5, 4.7, 4.15 (as such paragraph pertains to healthcare matters), 4.26, 6.3, 6.4 and 6.6 (collectively, the "Excluded Items") shall each survive for a period equal to the applicable statute of limitations.

         13.2 Indemnification by Seller and Shareholders. Subject to the provisions of paragraphs 13.1 and 13.4, Seller and Shareholders shall, jointly and severally, promptly indemnify, defend, and hold harmless Buyer and the directors, officers, stockholders, employees and agents of Buyer and the Assets against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from, arising out of or based upon (i) any breach by either Seller or Shareholders of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Seller and/or Shareholders delivered pursuant to this Agreement, (ii) any Retained Liability, whether or not related to a breach as described in clause (i) above, and (iii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Buyer arising out of the ownership, licensing, operation or conduct of the Transferred Business or Assets relating to all periods of time prior to Effective Date. Any indemnification payment made pursuant to this Article shall include interest at a floating rate equal to two points over the prime rate of Bankers Trust Company established from time to time (the "RATE") payable for the period measured from the date that the loss, cost, expense or damage was incurred until the date of payment. The liability created under this paragraph shall be joint and several among and between each of Seller and Shareholders.

         13.3 Indemnification by Buyer. Subject to the provisions of paragraphs 13.1 and 13.4, Buyer shall promptly indemnify, defend, and hold harmless Seller and the directors, officers, stockholders, employees and agents of Seller against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from, arising out of or based upon (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement, (ii) subject to the last sentence of paragraph 4.10, any Assumed Liability, whether or not related to a breach as described in clause (i) above; and (iii) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(ies) against Seller arising out of the ownership, licensing, operation or conduct of the Transferred Business or Assets relating to all periods of time subsequent to the Effective Date. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date that the loss, cost, expense or damage was incurred until the date of payment.

         13.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "INDEMNIFYING PARTY") to the other party (the "INDEMNIFIED PARTY") shall be subject to the following terms and conditions:

                 (1) Claims by Non-parties. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party's receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues shall be settled by arbitration in Philadelphia, Pennsylvania in accordance with the rules and procedures of the American Arbitration Association.

                 (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subparagraph (1) above) pursuant to this Article shall be made as follows: The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subsection (1) above, stating the nature of such claim and the amount thereof, to the extent known. The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this paragraph if within forty-five
(45) days after the indemnifying party's receipt of the claim the indemnified party shall not have received written objection to the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues shall be settled by arbitration in Philadelphia, Pennsylvania in accordance with the rules and procedures of the American Arbitration Association.

                 (3) Claims by a Straddle Patient. Any claim by a patient relating to professional negligence or similar matters involving a patient served both prior to the Effective Date and subsequent to the Effective Date will be the responsibility of either Buyer, on the one hand, or Seller and Shareholders, jointly and severally, on the other hand, in accordance with the following guidelines: (i) if it is a claim in which the incident giving rise to liability clearly arose on or after the Effective Date, Seller and Shareholders shall respond to the loss and defense expenses; (ii) if it is a claim in which the incident giving rise to liability clearly arose on or after the Effective Date, Buyer shall respond to the loss and defense expenses; and (iii) in the event that the incident giving rise to liability as to time is not clear, Seller, Shareholders and Buyer will jointly defend the case and each will fully cooperate with the other in such defense. Once the case is closed, if Buyer and Seller and Shareholders cannot agree to the allocation of both indemnity and expenses, then the matter shall be submitted to binding arbitration in Philadelphia, Pennsylvania in accordance with the rules and procedures of the American Arbitration Association.

                 (4) Limitations on Liability. Notwithstanding anything to the contrary set forth in this Article XIII, the respective liability of Buyer and Seller hereunder shall be limited to the amount of the Purchase Price; provided, however, that Seller's obligations under paragraph 9.8 shall neither be subject to the limitation set forth above in this sentence nor applied in calculating whether Seller's other indemnification obligations under this Article XIII have reached such limitation. Likewise, notwithstanding anything to the contrary set forth in this Article XIII, the liability of each Shareholder shall be limited to an amount equal to the Purchase Price multiplied by that Shareholder's percentage of equity interest in the Seller as of Closing, which percentages are set forth on Exhibit C ("Shareholder's Percentage") and the liability of each Shareholder with respect to each entitlement to indemnification under paragraph 13.2 will be limited to an amount equal to the amount of such aggregate liability multiplied by that Shareholder's Percentage. Further, notwithstanding the provisions of paragraphs 13.2 and 13.3, no party shall have liability under this Article XIII until the aggregate amount of liability under either paragraph 13.2 or 13.3, as the case may be, exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the "Threshold Amount"). Once the Threshold Amount is reached, the obligations of the indemnifying party(ies) shall apply to all claims of the indemnified party(ies), whether such claims are above or below the Threshold Amount. Notwithstanding anything to the contrary contained herein, the Threshold Amount limitation will not apply to any Excluded Item and will not apply to Seller's obligations under paragraph 9.8. No indemnified party shall be entitled to indemnification under Sections 13.2 or 13.3 (other than with respect to an Excluded Item) unless the written notice described in the first sentence of paragraph 13.4(1) or 13.4(2), as the case may be, is delivered to the indemnifying party(ies) not later than March 31, 1997. Any claim for indemnification pursuant to Sections 13.2 or 13.3 not made prior to March 31, 1997 (other than with respect to an Excluded Item) shall be extinguished, and all corresponding representations, warranties, agreements or obligations (other than those related to the Excluded Items noted in paragraph 13.1) with respect to which no claim is made prior to March 31, 1997 shall expire and be of no further force and effect.

                 13.5 Exclusivity. Neither Buyer nor Seller shall have any liability to any indemnified party for breach or default under this Agreement except pursuant to this Article XIII.

                     ARTICLE XIV. PRESERVATION OF BUSINESS
                          AND NONCOMPETE RESTRICTIONS

         14.1 Covenant Not to Compete. Seller hereby covenants and agrees with Buyer that, during the "NONCOMPETE PERIOD" (as such term is defined herein) and within the "NONCOMPETE AREA" (as such term is defined herein), Seller shall not directly or indirectly, (a) acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any health care operation or business which provides any goods or services competitive with the goods and services provided by the Transferred Business as of the Closing; (b) solicit for employment or employ any person who at Closing or thereafter became an employee of Buyer or an Affiliate of Buyer unless such person is not so employed for at least six months; or (c) with respect to any customer, patient, physician, physician group, or healthcare provider with whom Buyer or an Affiliate of Buyer contracts with in connection with operation of the Transferred Business on or after Closing, either solicit the same in a manner which could adversely affect Buyer or an Affiliate of Buyer or make statements to the same which disparage Buyer, an Affiliate, the Transferred Business or their respective operations in any way. The "NONCOMPETE PERIOD" shall commence at the Closing and terminate on the fifth anniversary thereof. The "NONCOMPETE AREA" shall mean the area within a fifty (50) mile radius of each Transferred Location. Performance of Seller's obligations under the Transitional Assistance Agreement and ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant.

         14.2 Enforceability. In the event of a breach of paragraph 14.1, Seller recognizes that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys fees) of securing such injunction to be borne by Seller. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

         All parties hereby acknowledge the necessity of protection against the competition of Seller and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate Seller for agreeing to the restrictions contained in paragraph 14.1. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

                           ARTICLE XV.  MISCELLANEOUS

         15.1 Assignment. Following Closing, Buyer may freely assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express written consent of Seller; provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder without Seller's prior written consent. Seller may not assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void.

         15.2 Other Expenses. Except as otherwise provided in this Agreement, Seller shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement, and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement. All state and local sales and use taxes, recording fees and transfer taxes incurred in connection with the transactions contemplated within this Agreement shall be borne and timely paid by Seller. Buyer shall bear one-half of the out-of-pocket cost of procuring the searches to be delivered by Seller pursuant to paragraph 9.3; provided, however, that Buyer's obligation with respect to such searches will in no event exceed $5,000.00. Seller shall bear all remaining costs associated with such searches. All ad valorem taxes incurred in connection with the transactions contemplated within this Agreement shall be shared by Seller and Buyer and shall be prorated as of the Effective Date. The Purchase Price shall be reduced, on a dollar-per-dollar basis, to the extent and in an amount equal to any taxes that are accrued but unpaid by Seller as of the date of Closing.

         15.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice shall be sent as follows:

                 To Seller and Shareholders:

                 William E. Adams, II, Inc.
                 4667 Somerton Road
                 Trevose, PA 19053
                 Attn: William E. Adams
                 Telecopy No.: 215-322-3737
                 with a copy to:

                 Meridian Venture Partners
                 Fidelity Court Building
                 259 Radnor-Chester Road
                 Radnor, PA 19087
                 Attn: Robert E. Brown, Jr., Esq.
                 Telecopy No.: (610) 254-2996

                 Elam M. Hitchner
                 Pepper, Hamilton & Scheetz
                 3000 Two Logan Square
                 18th & Arch Street
                 Philadelphia, PA  19103-2799
                 Telecopy No.: (215) 981-4750

                 To the Buyer:

                 American HomePatient, Inc.
                 5200 Maryland Way
                 Suite 400
                 Brentwood, Tennessee 37027
                 Attn:  Edward K. Wissing
                 Telecopy No.: (615) 373-1947

                 with a copy to:

                 Lauren W. Anderson
                 Harwell Howard Hyne Gabbert & Manner, P.C.
                 1800 First American Center
                 Nashville, Tennessee  37238-1800
                 Telecopy No.: (615) 251-1057

         15.4 Confidentiality; Prohibition on Trading. All parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law or as may be required to obtain any third party consents required hereunder. In the event disclosure is required by law, the disclosing party will give all other parties to this Agreement advance notice of such disclosure and an opportunity to review such disclosure, all to the extent reasonable possible. Seller, Shareholders and their affiliates agree not to trade in the securities of Buyer or its affiliates based upon any nonpublic information.

         15.5 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Tennessee.

         15.6 Headings. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         15.7 Benefit. Subject to paragraph 15.1, this Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not intended to, nor shall it, create any rights in any other party, other than as expressly set forth in Article XIII.

         15.8 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there shall be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable.

         15.9 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         15.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         15.11 Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term "TO THE KNOWLEDGE OF SELLER" or the like is used, Seller shall be deemed to have the knowledge of Shareholders, and Seller's executive officers, directors and branch managers; and Seller shall be under a duty of due inquiry.

         15.12 Entire Agreement. This Agreement, including the Exhibits and attachments hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer and Seller.

         15.13 Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        "SELLER":

                                        WILLIAM E. ADAMS II, INC.


                                        By:
                                               --------------------------------
                                        Title:
                                               --------------------------------

                                        "BUYER":

                                        AMERICAN HOMEPATIENT, INC.


                                        By:
                                               --------------------------------
                                        Title:
                                               --------------------------------